Exhibit 10.5
April 13, 2004
Alan Marten
c/o SMART Modular Technologies
[Address]
Dear Alan:
     On behalf of Modular, L.L.C. (the “Parent”), I am pleased to set forth the terms of your continued employment with SMART Modular Technologies (the “Company”) after the closing of the acquisition of the Company and related entities from Solectron by the Parent and its subsidiaries (the “Acquisition”). This letter agreement (this “Letter Agreement”) is contingent on, and will be effective upon the date of, the closing of the Acquisition (the “Effective Date”). By signing this Letter Agreement, you agree that the Change of Control and Employment Agreement dated as of July 3, 2003 between you and the Company (the “Existing Agreement”) will be amended immediately as of the Effective Date as provided herein, and you agree to take any additional action necessary to effectuate such amendment.
     The terms of your continued employment with the Company and its affiliates will be as follows:

Position:	Your position will be Vice President and General Manager Memory, initially reporting to the President. While employed by the Company or its affiliates, you will be expected to devote your full working time and attention to the business of the Company and its affiliates and not engage or participate in any business that is competitive with the business of the Company and its affiliates.

Base Salary:	You will receive an initial annual base salary of $154,000 to be paid in regular installments in accordance with the Company’s usual payroll practices. It is expected that salary reviews will be conducted on an annual basis, and you will be entitled to such increases in your base salary as determined by the Board of Directors in its sole discretion.

Performance Bonus:	You will be eligible to receive an annual performance bonus. Your target bonus opportunity will be 100% of your base salary. Your actual bonus will depend upon the achievement of performance criteria (which may be based on the Company’s and its affiliates’ performance, individual performance, or a combination thereof) established by the Board of Directors in its sole discretion from time to time in consultation with the management team.

Integration Bonus:	Within 90 days after the Effective Date, you will receive a one-time integration bonus equal to 100% of your annual base salary so long as your employment with the Company has continued until such payment date.

Stock Option:	Promptly after the Effective Date, you will be granted an option (the “Option”) to purchase shares of common stock of Parent (or one of its affiliates) representing approximately 0.58% of such entity’s outstanding common stock. The Option will have an exercise price equal to the fair market value of the stock as of the date of grant. The Option will vest and become exercisable over four years subject to your continued employment on the applicable vesting date, with 25% of the Option vesting after the first year and monthly vesting thereafter; provided that if within 90 days after a Change in Control (as defined below), your employment is terminated by the Company without Cause (as defined below) or by you by reason of a material diminution of duties and responsibilities from those immediately prior to such Change in Control, the Option will become vested to the extent it would have vested during the 12-month period after such date of termination if you had remained employed with the Company. The Option will be subject to the terms of the stock plan and the applicable award agreement.

Amendment to Existing Agreement:	By signing below, you agree that the Existing Agreement is hereby amended as of the Effective Time such that the references in each of Section 2(a)(i) and (ii) to “eighteen (18) months” is replaced with “twelve (12) months”.

Equity Investment:	You have agreed to invest $250,000 in equity securities of the Parent or its affiliates to the extent permitted by the Parent and its stockholders. Such investment may be subject to restrictions on transfer, fair market value repurchase rights and other conditions as are deemed acceptable by the Parent as well as your representation as to financial sophistication and other matters.

Benefits:	You will be provided employee benefits (including fringe benefits, vacation, life, health, accident and disability insurance, 401(k) plan) on the same basis as those benefits are generally made available to senior executives of the Company, which benefits will be substantially similar to those benefits of Solectron in which you participate as of the date hereof.

Definitions:	For purposes of this Letter Agreement, the following terms have the following meanings:

(a) “Cause” means: (i) an act of dishonesty made by you in connection with your responsibilities which the Company reasonably believes will damage its business, (ii) your conviction of, or plea of nolo contendere to, a felony which the Board of Directors reasonably believes had or will have a material detrimental effect on the reputation or business of the Company or its affiliates, (iii) your gross misconduct, or (iv) your continued substantial violations of your duties after you have received a written demand for performance from the Company or one of its affiliates which specifically sets forth the factual basis for its belief that you have not substantially performed your duties.

(b) “Change of Control” means the occurrence of one of the following events:

(i) the consummation of a merger or consolidation of the Company with or into any other entity pursuant to which the direct and indirect shareholders of the Company, or applicable, immediately prior to such merger or consolidation hold less than 50% of the voting power (directly or indirectly) of the surviving entity;

(ii) the sale or other disposition of all or substantially all of the Company’s assets; or

(iii) any acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and other than the direct and indirect shareholders of the Company immediately after the Effective Date) of the beneficial ownership of 50% or more of the voting power of the Company’s equity securities in a single transaction or series of related transactions, other than in an underwritten public offering of the securities of the Company;

provided, however, that a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

At-Will Employment	Your employment with the Company is “at-will”, meaning either you or the Company may terminate your employment for any reason at any time, with or without cause.

Restrictive Covenants:	As a condition to your employment and the grant of the Options, you have executed or, if requested, agree to execute the Company’s standard form of proprietary information and confidentiality agreement.

In addition, you agree as follows:

(a) During the term of your employment with the Company and (i) in the event your employment is terminated by you for any reason or by the Company for Cause, for a period of 12 months following such termination of employment, or (ii) in the event your employment is terminated by the Company without Cause, for the number of months corresponding to the amount of severance pay, if any, you receive in connection with such termination (whether under the Existing Agreement or otherwise), you will not, on your own behalf or on behalf of or in connection with any other Person, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, alone or through or in connection with any person, solicit the business of (or procure or assist the canvassing or soliciting of the business of) any customer or prospective customer of the Company and its affiliates identified and known to you at the time of termination of employment, either away from the Company or as it relates directly to the business of the Company.

(b) During the term of your employment with the Company and for a period of 12 months following the termination of your employment, you will not, on your own behalf or on behalf of or in connection with any other Person, without the prior written consent of the Company, directly or indirectly, solicit the employment or engagement of or otherwise entice away from the employment or engagement of the Company or any of its affiliates, any individual who is employed or engaged by the Company or any of its affiliates.

You agree that a material breach or threatened breach of these restrictive covenants may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, you agree that, if you materially breach any of those covenants during or following termination of employment, the Company may be entitled to an injunction or other equitable relief in addition to any other relief to which the Company may become entitled.

Miscellaneous:	All amounts due hereunder are subject to payroll deductions and withholdings as are required by law. Any amounts due hereunder will be reduced by any payments, benefits or notice required pursuant to law in connection with a termination of employment, including under the WARN Act or similar state law, and will be in lieu of any Company severance policy, plan or other agreement. This Letter Agreement may be assigned by the Parent to the Company or any of its affiliates.

Entire Agreement:	This Letter Agreement represents the entire understanding between you and the Parent or any of its affiliates regarding the matters discussed herein and supersedes all prior agreements (other than any existing proprietary information and confidentiality agreement), written or oral, between you and the Company, the Parent or any of their affiliates, other than the Existing Agreement (as amended hereby).

Governing Law:	This Letter Agreement will be governed by California law, without application of the conflict of law principles thereof.

     To indicate your acceptance of this offer, please sign and return this Letter Agreement.

Very truly yours,

/s/ Iain MacKenzie

Agreed and accepted:

/s/ Alan Marten

Name: Alan Marten
Date: